EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 17th day of April, 2008, by and between HopFed Bancorp, Inc. (the “Company”) and John E. Peck (the “Employee”).

WHEREAS, the Employee serves in a position of substantial authority; and

WHEREAS, the Company desires to ensure the Employee’s services for the term of this Agreement ;and

WHEREAS, the Employee is willing to continue to serve in the employ of the Company on the terms and conditions set forth below, and the Board of Directors of the Company (the “Board”) has determined that such terms are reasonable and in the best interests of the Company.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. The Employee is hereby employed by the Company as its President and Chief Executive Officer. Except to the extent that the Board shall have delegated a portion of such authority to one or more other officers, as President and Chief Executive Officer of the Company the Employee shall have general charge and direction of the business of the Company, shall see that all orders and resolutions of the Board are carried into effect, and shall perform such other administrative and management services for the Company as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company.

2. Consideration from Company Joint, and Several Liability. In lieu of paying any amounts otherwise due under this Agreement (except for amounts payable pursuant to Section 12 hereof), the Company hereby agrees that to the extent permitted by law, it shall be jointly and severally liable with its subsidiary, Heritage Bank (the “Bank”), for the payment of all amounts due under the employment agreement of even date herewith between the Bank and the Employee. Nevertheless, the Board may in its discretion at any time during the term of this Agreement agree to pay the Employee a base salary for the remaining term of this Agreement. If the Board agrees to pay such salary, the Board shall thereafter review, not less often than annually, the rate of the Employee’s salary, and in its sole discretion may decide to increase his salary.

3. Discretionary Bonuses. The Employee shall participate in an equitable manner with all other senior management employees of the Company in discretionary bonuses that the Board may award from time to time to the Company’s senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses.

4. (a) Participation in Retirement, Medical and Other Plans. The Employee shall be entitled to participate in any plan that the Company maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

(b) Employee Benefits. The Employee shall participate in any fringe benefits that are or may become available to the Company’s senior management employees, including, for example: any stock option or incentive compensation plans and any other benefits that are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

(c) Expenses. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Company.

5. Term. The Company hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the date hereof and ending June 30, 2010 (or such earlier date as is determined in accordance with Section 9 hereof). Additionally, prior to July 1 of each year, the Employee’s term of employment and this Agreement shall be extended for an additional one-year period beyond the then effective expiration date, provided that the Compensation Committee of the Board determines in a duly adopted resolution that the performance of the Employee has met the Board’s requirements and standards, and that this Agreement shall be extended. Prior to July 1 of each such year, the Compensation Committee and the Board shall meet to review the Employee’s performance and determine whether the term of this Agreement shall be extended. By written notice, the Board will inform the Employee as soon as possible after the Board’s annual review whether the Board has determined to extend the term of this Agreement.

6. Loyalty Full Time and Attention.

(a) During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder to the Company and its subsidiaries; provided that, from time to time, the Employee may serve on the board of directors of, and hold any other offices or positions in, companies or organizations, that will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, or unfavorably affect the performance of Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Company, or be gainfully employed in any other position or job other than as provided above.

(b) Nothing contained in this Section 6 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company, or, solely as a passive or minority investor, in any business.

7. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Company will provide the Employee with the working facilities and staff customary for similar executive officers and necessary for him to perform his duties.

8. Vacation and Sick Leave. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his duties under this Agreement in accordance with the terms set forth below, all such voluntary absences to count as vacation time; provided that:

(a) The Employee shall be entitled to an annual vacation in accordance with the policies periodically established by the Board for senior management employees of the Company.

(b) The Employee shall not receive any additional compensation from the Company on account of his failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment obligations with the Company for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion approve. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

(d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board.

9. Termination and Termination Pay. Subject to Section 11 hereof, the Employee’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Employee’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death occurred.

(b) Disability. The Company may terminate the Employee’s employment after having established, through a determination by the Board, the Employee’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties under this Agreement and that results in the Employee becoming eligible for long-term disability benefits under the Company’s long-term disability plan (or, if the Company has no such plan in effect, that impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to the physical or mental infirmity, or (ii) any period of Disability that is prior to the Employee’s termination of employment pursuant to this Section 9(b); provided, however, that any benefits paid pursuant to the Company’s long-term disability plan will continue as provided in such plan.

(c) For Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Employee if a member of the Board) at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in the second sentence of this Subsection (c) and specifying the particulars thereof in detail.

(d) Without Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time for any reason; provided that, if such termination is for any reason other than pursuant to Sections 9(a), (b) or (c) above, the Employee shall be entitled to receive the salary provided pursuant to Section 2 hereof, up to the date of expiration of the term (including any renewal term then in effect) of this Agreement. Said sum shall be paid in one lump sum within 10 days of such termination.

(e) Voluntary Termination by Employee. The Employee may voluntarily terminate employment with the Company during the term of this Agreement, upon at least 60 days’ prior written notice to the Board, in which case the Employee shall receive, only his compensation, vested rights and employee benefits accrued up to the date of his termination.

10. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

11. Change in Control.

(a) Subject to Section 2 hereof, if the Employee’s employment under this Agreement is terminated by the Company, without the Employee’s prior written consent and for a reason other than for Just Cause, death or disability, or the Employee resigns for Good Reason in connection with or within 12 months after any change in control of the Bank or the Company, the Employee shall be paid an amount equal to 2.9 times the Employee’s “Base Salary” as of the date of termination and as defined in the employment agreement of even date herewith between the Bank and the Employee. Said sum shall be paid in one lump sum within 10 days of such termination. The term “change in control” shall mean (1) a change in the ownership, holding or power to vote more than 25% of the Bank’s or the Company’s voting stock, (2) a change in the ownership or possession of the ability to control the election of a majority of the Bank’s or the Company’s directors, or (3) a change in the ownership or possession of the ability to exercise a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934). The term “person” means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Termination by the Employee for “Good Reason” as used herein shall mean termination by the Employee based on: (1) without the Employee’s express written consent, a material reduction by the Company of the Employee’s Base Salary as the same may be increased from time to time; (2) without the Employee’s express written consent, a material diminution in the Employee’s authority, duties, or responsibilities; (3) a request that the Employee report to an officer or other employee of the Company in lieu of reporting to the Board; (4) the principal executive office of the Company is relocated more than thirty (30) miles from Hopkinsville, Kentucky, or the Company requires the Employee to be based anywhere other than an area in which the Company’s principal executive office is located, except for reasonably required travel on behalf of the business of the Company; or (5) the failure by the Company to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14(a) hereof. The Employee must provide written notice to the Company or its successor of the existence of the condition that constitutes Good Reason within 90 days of the initial existence of such condition. The Company shall have 30 days after receipt of such notice to remedy the condition, and, if remedied, the Employee shall not be entitled to be paid the benefits described in this Section 11 in connection with the Employee’s termination of employment.

(b) In the event that any dispute arises between the Employee and the Company as to the terms or interpretation of this Agreement, including this Section 11, whether instituted by formal legal proceedings or otherwise, including an action that the Employee takes to enforce the terms of this Section 11 or to defend against any action taken by the Company, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such disputes or proceedings, provided that the Employee shall have obtained a final judgment by a court of competent jurisdiction in his or her favor. Such reimbursement shall be paid within 10 days of Employee’s providing the Company with written evidence, which may be in the form, among others, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

12. Excise Tax.

(a) If the Employee becomes liable, in any taxable year, for the payment of an excise tax under Section 4999 of the Code on account of any payments to the Employee in connection with a change in control, and the Company chooses not to contest the liability or have exhausted all administrative and judicial appeals contesting the liability, the Company shall pay the Employee (i) an amount equal to the excise tax for which the Employee is liable under Section 4999 of the Code, (ii) the federal, state, and local income taxes, and interest if any, for which the Employee is liable on account of the payments pursuant to item (i), and (iii) any additional excise tax under Section 4999 of the Code and any federal, state and local income taxes for which the Employee is liable on account of payments made pursuant to items (i) and (ii). Such payment shall be made as soon as feasible and in all cases no later than the end of the calendar year following the year in which the applicable taxes were remitted to the applicable taxing authority.

(b) This subsection 12(b) applies if the amount of payments to the Employee under subsection 12(a) has not been determined with finality by the exhaustion of administrative and judicial appeals. In such circumstances, the Company and the Employee shall, as soon as practicable after the event or series of events has occurred giving rise to the imposition of the excise tax, cooperate in determining the amount of the Employee’s excise tax liability for purposes of paying the estimated tax. The Employee shall thereafter furnish to the Company or its successors a copy of each tax return which reflects a liability for an excise tax under Section 4999 of the Code at least 20 days before the date on which such return is required to be filed with the IRS. The liability reflected on such return shall be dispositive for the purposes hereof unless, within 15 days after such notice is given, the Company furnish the Employee with a letter of the auditors or tax advisor selected by the Company indicating a different liability or that the matter is not free from doubt under the applicable laws and regulations and that the Employee may, in such auditor’s or advisor’s opinion, cogently take a different position, which shall be set forth in the letter with respect to the payments in question. Such letter shall be addressed to the Executive and state that he is entitled to rely thereon. If the Company furnishes such a letter to the Employee, the position reflected in such letter shall be dispositive for purposes of this Agreement, except as provided in subsection 12(c) below. Any payment to reimburse taxes paid by the Employee shall be made as soon as feasible and in all cases no later than the end of the calendar year following the calendar year in which the applicable taxes were remitted to the applicable taxing authority.

(c) Notwithstanding anything in this Agreement to the contrary, if the Employee’s liability for the excise tax under Section 4999 of the Code for a taxable year is subsequently determined to be less than the amount paid by the Company pursuant to subsection 12(b), the Employee shall repay the Company at the time that the amount of such excise tax liability is finally determined, the portion of such income and excise tax payments attributable to the reduction (plus interest on the amount of such repayment at the rate provided on Section 1274(b)(2)(B) of the Code) and if the Employee’s liability for the excise tax under Section 4999 of the Code for a taxable year is subsequently determined to exceed the amount paid by the Company pursuant to Section 12, the Company shall make an additional payment of income and excise taxes in the amount of such excess, as well as the amount of any penalty and interest assessed with respect thereto at the time that the amount of such excess and any penalty and interest is finally determined, such additional payment by the Company to be made as soon as feasible and in all cases no later than the end of the calendar year following the year in which the applicable taxes were remitted to the applicable taxing authority.

13. Non-Interference. Upon termination of employment other than in connection with or within 12 months after any change in control of the Company or the Bank (as defined in Section 11(a)), the Employee agrees that the Employee will not make contact with any of the employees of the Company or the Bank with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise, disrupting such employee’s relationship with the Company or the Bank.

14. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company that shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the corporation. The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or business of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Employee.

(b) Since the Company is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

15. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

16. Applicable Law. This Agreement shall be governed in all respects, whether as to its validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Kentucky, except to the extent that Federal law shall be deemed to apply.

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

19. Section 409A of the Internal Revenue Code. The severance payments provided in this Agreement are intended to qualify as short-term deferrals under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

ATTEST:	HOPFED BANCORP, INC.

	By:	/s/ Gilbert E. Lee
Secretary		Gilbert E. Lee
Chairman, Compensation Committee

WITNESS:	EMPLOYEE

/s/ John E. Peck
John E. Peck